For:      Frozen Food Express Industries, Inc.  From:  Mike Engleman
Listed:   Nasdaq (FFEX)                                MikeEngleman/Associates
Company Contacts:                                      11308 Valleydale
          Stoney M. (Mit) Stubbs, Jr. (CEO)            Dallas, TX  75230
          F. Dixon McElwee, Jr. (CFO)                  (214) 373-6464
  		(214) 630-8090


For Immediate Release
---------------------
                   Frozen Food Express Industries
                 Closes $40 Million Credit Facility

     Dallas, TX -- May 30, 2002 -- Frozen Food Express Industries, Inc. (Nasdaq: FFEX) today announced that it has closed a three-year, $40 million revolving credit facility. The new agreement replaces a $33.3 million facility which was to expire on June 1, 2002.
     At March 31, 2002 the Company was using about $13.5 million of its available credit.
     Borrowings under the new agreement are secured by the company's accounts receivable. In addition, the company has the option to provide the banks with liens on a portion of its truck and trailer fleet to cover borrowings and letters of credit in excess of the amount that can be borrowed against accounts receivable. Borrowings under the old credit facility were secured by the company's accounts receivable, inventories and all of its trucks and trailers.
     The new agreement is led by Comerica Bank-Texas as administrative agent. LaSalle Bank, N.A. Chicago, is an equal participant with Comerica and will act as the collateral agent.
     "Pricing of this new credit facility compares favorably with other proposals we had and also with the credit relationships that many of our competitors have," noted Stoney M. (Mit) Stubbs, Jr., chairman and CEO of Frozen Food Express. "Comerica was part of our old credit agreement and we have come to appreciate Comerica's understanding of our industry's ups and downs. And LaSalle Bank has long been recognized as a leader in banking the major players in the surface transportation business. We appreciate the vote of confidence these two fine financial institutions have given our company."
	Frozen Food Express Industries, Inc. is the largest publicly-owned, temperature-controlled carrier of perishable goods (primarily food products, health care supplies and confectionery items) on the North American continent. Its services extend from Canada, throughout the 48 contiguous United States, into Mexico. The refrigerated trucking company is the only one serving this market that is full-service-providing full-truckload, less-than-truckload and distribution transportation of refrigerated and frozen products. Its refrigerated less-than-truckload operation is also the largest on the North American continent.
     This report contains information and forward-looking statements that are based on management's current beliefs and expectations and assumptions we made based upon information currently available. Forward-looking statements include statements relating to our plans, strategies, objectives, expectations, intentions, and adequacy of resources, may be identified by words such as "will", "could", "should", "believe", "expect", "intend", "plan", "schedule", "estimate", "project" and similar expressions. These statements are based on our current expectations and are subject to uncertainty and change.
     Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will be realized. Should one or more of the risks or uncertainties underlying such expectations not materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those we expect.
     Among the key factors that are not within our control and that may have a bearing on operating results are demand for our services and products, and our ability to meet that demand, which may be affected by, among other things, competition, weather conditions and the general economy, the availability and cost of labor, our ability to negotiate favorably with lenders and lessors, the effects of terrorism and war, the availability and cost of equipment, fuel and supplies, the market for previously-owned equipment, the impact of changes in the tax and regulatory environment in which we operate, operational risks and insurance, risks associated with the technologies and systems we use and the other risks and uncertainties described elsewhere in our filings with the Securities and Exchange Commission.